UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2006
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Ex-99.1 Amend. No. 2 to Employment Agreement dated July 10, 2006

Item 1.01.  Entry into a Material Definitive Agreement.
On July 10, 2006, Clinical Data, Inc. (the “Company”) and Dr. Israel Stein, M.D. (“Dr. Stein”), the Company’s Executive Vice Chairman, entered into Amendment No. 2 to Employment Agreement (the “Amendment”). The terms and conditions of the Amendment, which alter the Employment Agreement by and between the Company and Dr. Stein, dated October 29, 2001, further amended by that certain Amendment No. 1 to Employment Agreement, dated December 16, 2004 (the “Employment Agreement”), include, but are not limited to the following provisions: Dr. Stein’s title shall be changed to Executive Vice Chairman; he will also serve as the Treasurer, Acting Chief Financial Officer and Principal Accounting Officer of the Company, until such time as the Company hires a replacement; that the change in Dr. Stein’s title and duties, from President and Chief Executive Officer to Executive Vice Chairman, would have constituted a termination without cause for the convenience of the Company under the Employment Agreement, entitling Dr. Stein to severance benefits under the Employment Agreement, but Dr. Stein will continue to be employed by the Company until such time as he provides the Company with 30 days notice of his termination; upon such notice, Dr. Stein’s severance shall be paid in equal monthly installments over the then remaining term of the Employment Agreement; and upon termination of employment by Dr. Stein, all of his outstanding options to purchase the Company’s common stock shall vest immediately. The Amendment also provides that any severance payments made under the Employment Agreement shall not be made in a lump sum, but rather shall be made in equal monthly installments over the then-remaining term of the Employment Agreement. All other unaltered provisions of the Employment Agreement remain in full force and effect. The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01.  Financial Statements and Exhibits
(c) Exhibits
99.1    Amendment No. 2 to Employment Agreement dated July 10, 2006, between Clinical Data, Inc. and Dr. Israel Stein, M.D.
           Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: July 14, 2006